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                       Securities and Exchange Commission,

                             Washington, D.C. 20549

                                   Schedule TO

   Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                              Exchange Act of 1934

                     SPIROS DEVELOPMENT CORPORATION II, INC.
                     ---------------------------------------
                       (Name of Subject Company (issuer))

                      DURA PHARMACEUTICALS, INC. (OFFEROR)
                      ------------------------------------
       (Names of Filing Persons (identifying status as offeror, issuer or other person))

                CALLABLE COMMON STOCK, PAR VALUE $.001 PER SHARE
                ------------------------------------------------
                         (Title of Class of Securities)

                                   848 936 100
                                   -----------
                      (CUSIP Number of Class of Securities)


                                  Cam L. Garner
                      Chairman and Chief Executive Officer
                           Dura Pharmaceuticals, Inc.
                               7475 Lusk Boulevard
                           San Diego, California 92121
                                 (619) 457-2553
                                 --------------
      (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

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Calculation of Filing Fee
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Transaction valuation*                                  Amount of filing fee
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


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*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:___________________
Form or Registration No.:__________________
Filing Party:_____________________________
Date Filed:______________________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:
[ ] third-party tender offer subject to Rule 14d-1.


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[ ] issuer tender offer subject to Rule 13e-4.
[X] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]




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